Exhibit 10.7

SECOND LEASE MODIFICATION AGREEMENT

AGREEMENT made as of January 1, 1977 between 60 EAST 42ND ST. ASSOCIATES, a co-partnership having its office at 60 East 42nd Street, New York, New York (hereinafter called “Landlord”) and LINCOLN BUILDING ASSOCIATES, a co-partnership, having its office at 60 East 42nd Street, New York, New York (hereinafter called “Tenant”).

W I T N E S S E T H:

WHEREAS, the parties entered into an agreement of lease dated October 1, 1958, whereby Landlord leased to Tenant, and Tenant hired that certain parcel of real property, with the buildings and improvements thereon, known as and by the street numbers 60 East 42nd Street and 301 Madison Avenue, New York, New York, together with the fixtures, chattels and articles of personal property used in connection with said premises; and

WHEREAS, the lease was modified by agreement, dated January 1, 1964 (which lease, as so modified, is hereinafter called the “Lease”); and

WHEREAS, Landlord and Tenant wish to further modify the Lease.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree that the Lease shall be and is hereby modified in the manner hereinafter set forth:

1. Paragraphs 2(A) and 2(B) of the Lease shall be deemed deleted in its entirety and the following substituted in its place and stead:

“2. (A)(i) For the period January 1, 1977 through September 30, 1977, Tenant covenants to pay, in equal monthly installments of $155,433.33 each, in advance, on the first day of each month during said term of fixed rent aggregating ONE MILLION THREE HUNDRED NINETY EIGHT THOUSAND EIGHT HUNDRED NINETY NINE AND 97/100 DOLLARS ($1,398,899.97).

(ii) Commencing October 1, 1977, Tenant covenants to pay, in equal monthly installments of $97,100.00 each, in advance, on the first day of each month during the term of this Lease, and any renewal term of this Lease, a basic rent (hereinafter called “Basic Rent”) at an annual rate of ONE MILLION ONE HUNDRED SIXTY-FIVE THOUSAND TWO HUNDRED DOLLARS ($1,165,200.00).

(B) Tenant shall keep its records on the basis of a fiscal year commencing October 1, and ending September 30th. Within sixty (60) days after the end of each fiscal year, Tenant shall deliver to Landlord a written statement of the operation of the demised premises during the preceding fiscal year, prepared by an independent certified public accountant, which shall include the net operating income of Tenant (as such term is defined in Paragraph 2(F) hereof) for such preceding year derived from the actual operation of the demised premises whether or not Tenant is the operator. At the time such report is delivered, such net operating income, if any, for the preceding fiscal year, after deduction of the Basic Rent, shall be distributed as follows:

(i) For the fiscal year ended September 30, 1977, Tenant shall pay to Landlord (x) an amount equal to the lesser of TWO HUNDRED SIXTY FIVE THOUSAND THREE HUNDRED FIFTY AND 03/100 DOLLARS ($265,350.03) or the net operating income of Tenant during such preceding fiscal year, and (y) 50% of any remaining balance of net operating income for such year.

(ii) For the fiscal year ended September 30, 1978 and each fiscal year thereafter Tenant shall pay to Landlord (xx) an amount equal to the lesser of ONE MILLION FIFTY THREE THOUSAND EIGHT HUNDRED DOLLARS ($1,053,800.00) or the net operating income of Tenant during such preceding fiscal year, (which amount is hereinafter called “Additional Rent”), except that there shall be deducted from the amount due to Landlord hereunder all advances paid during any preceding fiscal year on account of Additional Rent pursuant to the provisions of Subdivision (E) of this Paragraph 2; and (yy) 50% of any remaining balance of net operating income for such year (which payment to Landlord is hereinafter called “Further Additional Rent”).

Landlord and Tenant agree that the first statement of the operation of the demised premises delivered pursuant to Paragraph 2(B) hereof shall cover the period October 1, 1976 through September 30, 1977. In the event that the term of this lease shall end on a date other than September 30th, Landlord and Tenant agree that Additional Rent for the fiscal year in which the term ends shall be in an amount equal to the lesser of (i) TWO THOUSAND EIGHT HUNDRED EIGHTY SEVEN AND 12/100 DOLLARS ($2,887.12) multiplied by the number of days in such fiscal year, or (ii) the net operating profit of Tenant during such fiscal year, less all advances paid during such period on account of Additional Rent.

Landlord and Tenant agree that Tenant shall have no obligation to make any payment of Additional Rent or Further Additional Rent, unless and until Tenant shall first have recouped Tenant’s cumulative operating loss, if any, accruing from and after September 30, 1977. For the purposes of this Lease, Tenant’s cumulative operating loss shall include unrecouped advances paid by Tenant during any preceding fiscal year commencing October 1, 1977 or thereafter on account of Additional Rent pursuant to the provisions of Subdivision (E) of this Paragraph 2.”

2. The following shall be added to the Lease as Paragraphs 2(E) and 2(F):

“2. (E) Commencing October 1, 1977, so long as the Lease shall remain in effect, in addition to the monthly installments of Basic Rent required by Paragraph 2(A) (ii) of the Lease, Tenant shall pay to Landlord as an advance against Additional Rent FIFTY EIGHT THOUSAND THREE HUNDRED THIRTY THREE AND 33/100 DOLLARS ($58,333.33) on October 1, 1977 and on the first day of each calendar month thereafter.

If (i) for the fiscal period ended September 30, 1977, the Tenant incurs a net operating loss, or (ii) for any fiscal year commencing October 1, 1977 or thereafter, advances made by Tenant against Additional Rent shall exceed Tenant’s net operating income for such period, advances otherwise required to be made by Tenant during the subsequent fiscal year pursuant to this Subdivision (E) shall be reduced by an amount equal to such excess until Tenant shall have recovered, through retention of net operating income, the full amount of such excess.

A similar adjustment shall be made for each subsequent fiscal year of Tenant. Notwithstanding the foregoing, at any time after October 1, 1977 Tenant in its sole and absolute discretion shall have the right to make a similar adjustment after the end of any month based upon the then current operating results of Tenant.

2. (F) For purposes of this Lease, the term “net operating income of Tenant” shall be deemed to mean the net income derived from the operation of the premises (after payment of Basic Rent) determined in accordance with generally accepted accounting principles, consistently applied, but subject to the following adjustments:

(i) Expenditures for improvements, alterations or additions to the premises, leasing commissions or other expenditures, may be, at Tenant’s option, (a) charged off in full in the year in which paid or incurred; (b) capitalized and charged off over such period as would be appropriate under generally accepted accounting principles; or (c) if such expenditures were made with the proceeds of borrowed money, charged off over the same period as the period during which such borrowed money will be repaid. Tenant shall not alter the method of accounting chosen for a particular expenditure after the initial method of accounting has been chosen.

(ii) Interest on borrowed funds utilized in the operation, maintenance or improvement of the premises shall be charged as an expense.

(iii) Collections on arrears or amounts which have been charged to expense as uncollectable in the judgment of Tenant are to constitute income in the year when collected.

(iv) Depreciation of Tenant’s original cost of acquiring its leasehold interest will not be charged as an expense.

(v) Escalation rent charges to tenants in the premises are to be included in income when billed in accordance with the prior consistent practice of Tenant.

In addition, in computing the net operating income of Tenant there will be deducted therefrom the full amount of Tenant’s unrecouped cumulative operating losses incurred after October 1, 1977. To the extent in any year that the full amount of cumulative operating losses are not recouped, the difference will be carried forward and deducted from Tenant’s net operating income in future years.”

3. The following shall be added to the Lease as Paragraph 29:

“29. For the purpose of this Paragraph 29, the term ‘First Mortgage’ shall mean any first fee mortgage to which this Lease is subordinate under the provisions of Paragraph 13 of this Lease and the term ‘refinancing’ shall include any consolidation, modification, renewal, extension or replacement of any First Mortgage made subsequent to January 1, 1977. In the event that there shall be one or more refinancings of any First Mortgage, the Basic Rent will be modified to equal the sum of TWENTY-FOUR THOUSAND DOLLARS ($24,000.00) plus an amount equal to the rate of constant payments for interest and amortization required under any such First Mortgage immediately subsequent to such refinancing.”

4. Except as herein modified, the Lease shall remain in full force and effect, and the parties hereby ratify and confirm all of the other terms, covenants and conditions thereof.

5. This Second Lease Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

60 EAST 42ND ST. ASSOCIATES

By:	/s/ Lawrence A. Wien
Lawrence A. Wien, Partner

LINCOLN BUILDING ASSOCIATES

By:	/s/ Harry B. Helmsley
Harry B. Helmsley, Partner

STATE OF NEW YORK             )

                                                       ss:

COUNTY OF NEW YORK   )

On this 25th day of February, 1977, before me personally came LAWRENCE A. WIEN, to me known and known to me to be a partner in the firm of 60 EAST 42ND ST. ASSOCIATES, and known to me to be the individual described in and who executed the foregoing instrument in the firm name of 60 East 42nd St. Associates, and he duly acknowledged to me that he executed the same for and on behalf of said firm.

/s/ Marie Cognata

STATE OF NEW YORK             )

                                                       ss:

COUNTY OF NEW YORK   )

On this 25th day of February, 1977, before me personally came HARRY B. HELMSLEY, to me known and known to me to be a partner in the firm of LINCOLN BUILDING ASSOCIATES, and known to me to be the individual described in and who executed the foregoing instrument in the firm name of Lincoln Building Associates, and he duly acknowledged to me that he executed the same for and on behalf of said firm.

/s/ Marie Cognata